Exhibit 10.3

Mr. R. Scott Huennekens

RE: Interim President and Chief Executive Officer

Dear Scott:

This letter agreement memorializes the oral agreement between you and Hyperfine, Inc. (the “Company”) regarding your appointment as Interim President and Chief Executive officer of the Company while the Company searches for a new President and Chief Executive Officer. In connection with your service as Interim President and Chief Executive Officer, you will be compensated in the amount of $30,000 per month, effective as of July 1, 2022, until a new President and Chief Executive Officer is duly appointed and qualified. In addition, in your capacity as a director of the Company, you will be entitled to an annual cash retainer fee of $50,000, an annual equity grant and the reimbursement of expenses for your service as a non-employee director in accordance with the Company’s Nonemployee Director Compensation Policy.

Sincerely,

Hyperfine, Inc.

/s/ Neela A. Paykel

By: Neela A. Paykel

Title: General Counsel & Corporate Secretary

Acceptance:

/s/ R. Scott Huennekens_____

R. Scott Huennekens

Date: 08 August 2022